UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )

                              Premier Farnell Plc.
             -------------------------------------------------------
                                (Name of issuer)

                                 Ordinary Shares
             -------------------------------------------------------
                         (Title of class of securities)

                                   0003318416
             -------------------------------------------------------
                                 (CUSIP number)

                                December 7, 2000
             -------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this schedule is filed:

                               ( ) Rule 13d-1 (b)
                               (x) Rule 13d-1 (c)
                               ( ) Rule 13d-1 (d)

--------------------                                          ------------------
CUSIP No. 0003318416                  13G                     Page 2 of 10 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) ( )
                                                                         (b) ( )
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
--------------------------------------------------------------------------------
NUMBER OF SHARES           5      SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                 0
BENEFICIALLY OWNED      --------------------------------------------------------
                           6      SHARED VOTING POWER

                                  38,430,446
                        --------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                        --------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  41,009,952
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         41,009,952*
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      ( )
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         15.1%**
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
--------------------------------------------------------------------------------

* Included in this figure are the securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

--------------------                                          ------------------
CUSIP No. 0003318416                  13G                     Page 3 of 10 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Group Limited
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) ( )
                                                                         (b) ( )
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
--------------------------------------------------------------------------------
NUMBER OF SHARES           5      SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                 0
BENEFICIALLY OWNED      --------------------------------------------------------
                           6      SHARED VOTING POWER

                                  37,325,476
                        --------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                        --------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  39,904,982
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         39,904,982*
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      ( )
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         14.7%**
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------

* Included in this figure are the securities reported by Deutsche Asset Management Limited on the following cover page.

** Included in this percentage is the percentage of securities reported by Deutsche Asset Management Limited on the following cover page.

--------------------                                          ------------------
CUSIP No. 0003318416                  13G                     Page 4 of 10 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Limited
--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) ( )
                                                                         (b) ( )
--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
--------------------------------------------------------------------------------
NUMBER OF SHARES           5      SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                 0
BENEFICIALLY OWNED      --------------------------------------------------------
                           6      SHARED VOTING POWER

                                  35,551,735
                        --------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                        --------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  37,869,945
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         37,869,945
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      ( )
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         13.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IA
--------------------------------------------------------------------------------

Item 1(a). Name of Issuer:

     Premier Farnell plc. (the "Issuer")

Item 1(b). Address of Issuer's Principal Executive Offices:

     The address of the Issuer's principal executive offices is Farnell House, Sandbeck Way, Wetherby, West Yorkshire, LS22 4DH, United Kingdom.

Item 2(a). Name of Person Filing:

     This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Group Limited ("DAMG") and Deutsche Asset Management Limited ("DAML" and, together with DBAG and DAMG, the "Reporting Persons").

Item 2(b). Address of Principal Business Office or, if none, Residence:

     The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

     The principal place of business of DAMG is One Appold Street, London EC2A 2UU, United Kingdom.

     The principal place of business of DAML is One Appold Street, London EC2A 2UU, United Kingdom.

Item 2(c). Citizenship:

     The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

Item 2(d). Title of Class of Securities:

     The title of the securities is ordinary shares, which also includes securities held in the form of American Depository Receipts (the "Ordinary Shares").

Item 2(e). CUSIP Number:

     The CUSIP number of the Ordinary Shares is set forth on each cover page.

Item 3. If this  statement is filed pursuant to Rules  13d-1(b),  or 13d-2(b) or
        (c), check whether the person filing is a:

     (a) ( ) Broker or dealer registered under section 15 of the Act;

     (b) ( ) Bank as defined in section 3(a)(6) of the Act;

     (c) ( ) Insurance Company as defined in section 3(a)(19) of the Act;

     (d) ( ) Investment Company registered under section 8 of the Investment Company Act of 1940;

     (e) ( ) An investment adviser in accordance with Rule 13d-1 (b)(1)(ii)(E);

     (f) ( ) An employee benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

     (g) ( ) A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

     (h) ( ) A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

     (i) ( ) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j) ( ) Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

Item 4. Ownership.

     (a)  Amount beneficially owned:

          Each of the Reporting Persons owns the amount of the Ordinary Shares as set forth on the applicable cover page.

     (b)  Percent of class:

          Each of the Reporting Persons owns the percentage of the Ordinary Shares as set forth on the applicable cover page.

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:

               Each of the Reporting Persons has the sole power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

          (ii) shared power to vote or to direct the vote:

               Each of the Reporting Persons has the shared power to vote or direct the vote of the Ordinary Shares as set forth on the applicable cover page.

          (iii) sole power to dispose or to direct the disposition of:

               Each of the Reporting Persons has the sole power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

          (iv) shared power to dispose or to direct the disposition of:

               Each of the Reporting Persons has the shared power to dispose or direct the disposition of the Ordinary Shares as set forth on the applicable cover page.

Item 5. Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Investment management clients of the Reporting Persons have the ultimate right to any dividends from Ordinary Shares and the proceeds from the sale of Ordinary Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     The following are subsidiaries of DBAG and/or DAMG which hold Ordinary Shares included in the figures on the cover pages: Deutsche Asset Management (International) Limited, Deutsche Asset Management Investment Services Limited, Deutsche Investment Trust Management, Deutsche Trust Bank Ltd., Morgan Grenfell & Co. Ltd., Deutsche Asset Management Investmentgesellschaft GmbH and Deutsche Bank AG London Branch.

Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.  Notice of Dissolution of Group.

                  Not applicable.

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 14, 2000

                                                  DEUTSCHE BANK AG

                                                  By: /s/ Karl Heinz Baumann
                                                     ---------------------------
                                                     Name:   Karl Heinz Baumann
                                                     Title:  Director


                                                  By:  /s/ Dr. Rainer Grimberg
                                                     ---------------------------
                                                     Name:   Dr. Rainer Grimberg
                                                     Title:  Director

                                                                       Exhibit 1

               Consent of Deutsche Asset Management Group Limited

     The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  December 14, 2000

                                         DEUTSCHE ASSET MANAGEMENT GROUP LIMITED

                                         By: /s/ William Slattery
                                            ------------------------------------
                                            Name:   William Slattery
                                            Title:  Head of Business Risk

                                                                       Exhibit 2

                  Consent of Deutsche Asset Management Limited

     The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  December 14, 2000

                                         DEUTSCHE ASSET MANAGEMENT GROUP LIMITED

                                         By: /s/ William Slattery
                                            ------------------------------------
                                            Name:   William Slattery
                                            Title:  Head of Business Risk